Exhibit 99.1

TOREADOR REPORTS PROVED RESERVES AT DECEMBER 31, 2004

Company Initiates 2005 Exploration and Development
Program with Drilling in France, Romania

        DALLAS, TEXAS – (February 2, 2005) – Toreador Resources Corporation (NASDAQ: TRGL) announces today that proved reserves totaled 13.8 million barrels of oil equivalent (MMBOE) at December 31, 2004, compared with proved reserves of 13.6 MMBOE at December 31, 2003, net of the company’s sale of its U.S. mineral and royalty assets in January 2004.

        The net present value of Toreador’s proved reserves at December 31, 2004, was $115.1 million (using SEC valuation methodology), a 33% increase over the net present value of proved reserves at December 31, 2003, of $85.6 million, net of the company’s 2004 asset sale. The primary reason for the increase was significantly improved energy prices and reserve additions.

        After deducting production of 600,000 barrels of oil equivalent (BOE), proved reserves at December 31, 2004, increased 800,000 BOE, or 6%, from the December 31, 2003, level.

        Toreador’s probable reserves totaled 7.7 MMBOE at December 31, 2004, compared with probable reserves of 5.8 MMBOE at December 31, 2003. The increase was largely attributable to the company’s Charmottes Field in France.

        The net present value of the company’s probable reserves at December 31, 2004, was $41.4 million versus the net present value of probable reserves at December 31, 2003, of $24.1 million.

        “In the Charmottes Field in France’s Paris Basin, the Triassic-age Donnemarie formation was remapped and fully evaluated by Toreador and our independent petroleum engineers during 2004. Two of our oil wells in the Charmottes Field produce from this formation at a depth of about 8,600 feet,” said G. Thomas Graves III, Toreador President and Chief Executive Officer. “Additional reserves have been assigned to the Donnemarie formation, and during 2005 we expect to drill at least one additional well to further exploit these reserves. We believe the formation could provide multiple development locations during the next few years.”

2005 Exploration, Development Program Under Way

        Toreador has initiated its 2005 exploration and development program with the spudding of the Charmottes-108 horizontal development well in France and the re-entry of the first of six wells in Romania.

        “In 2005, we look forward to pursuing the largest exploration and development program in the company’s history with a budget of $46.0 million,” said Graves. “In addition to important work in France and Romania, we plan to drill up to eight wells offshore Turkey in the South Akcakoca sub-basin, capitalizing on the natural-gas discovery we made there last year.”

        Toreador continues to project that oil and gas production could climb to 3,000-4,500 BOE per day by late 2005. The company currently produces about 1,900 BOE per day worldwide.

        Toreador’s worldwide acreage position amounts to 4.4 million gross acres, of which only 7% are developed, or 3.3 million net acres, of which only 2% are developed.

2005 OPERATIONAL UPDATE

Turkey

        Toreador recently completed a $5.3 million 190-square-kilometer 3D seismic survey of the South Akcakoca sub-basin in the Black Sea. The company anticipates completing the analysis of the seismic data during the first quarter after which its offshore drilling program would begin in April. Toreador discovered natural gas in the area in September 2004. Toreador is operator and holds a 36.75% working interest in this acreage.

        Onshore Turkey, Toreador is reprocessing seismic data on the Calgan-2 exploratory well, which encountered oil shows when it was drilled during the fourth quarter of 2004. In late 2004, the company suspended work on the Calgan-2 pending review and modification of the drilling plan for the well. Analysis of the seismic data will help the company determine the best methodology to further test the reservoir’s potential. The testing is tentatively scheduled for the first half of 2005. Toreador is operator and owns a 75% working interest in the Calgan-2 well.

        Also in 2005 the company expects to re-enter the Boyabat-2 well in the Sinop area northeast of Ankara. Toreador operates and holds a 100% working interest in six Sinop permits.

France

        In the Charmottes Field, the first of two horizontal development wells, the Charmottes-108, was spudded in January. The drilling of the Charmottes-110 well will begin immediately after the Charmottes-108 well has been completed. If these two wells are successful, the company could drill another 2-4 horizontal wells in the field in late 2005 and in 2006.

        Later this year Toreador plans to complete the construction of expanded production facilities in the Charmottes Field. The expanded facilities will accommodate the Charmottes-108 and -110 wells, as well as the Charmottes-109 well, the company’s first successful horizontal development well in this field, which was drilled in the second quarter of 2004, as well as any future successful development wells.

        Also in 2005, Toreador expects to drill up to seven development wells on its four-field Neocomian complex. During the second half of the year, the company plans to drill up to six exploratory wells on its 183,000-acre Courtenay permit. A geochemical study that will supplement existing geophysical and subsurface data should be completed during the first quarter. The work will help to further identify potential well locations.

        Toreador is operator and owns a 100% working interest in the Charmottes and Neocomian fields and Courtenay permit.

Romania

        In January, Toreador re-entered the first of six wells on its 1,325-acre Fauresti Block. The well has been logged and awaits testing. The company anticipates re-entering five additional wells and drilling two new development wells on the block this year.

        Toreador also expects to re-enter a well on the Viperesti Block and will continue to gather geological and geophysical information, as well as reprocess seismic data, on both the Viperesti and Moinesti blocks. Toreador is operator of and has a 100% working interest in these Romanian concessions.

ABOUT TOREADOR

        Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company’s web site, www.toreador.net.

        Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        Cautionary Notes to Investors — The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Toreador uses the term “probable reserves” in this news release, which the SEC’s guidelines strictly prohibit it from including in filings with the SEC. Investors are urged to also consider closely the disclosure in Toreador’s Form 10-K for the fiscal year ended December 31, 2003, available from the company by calling 214.559.3933 or 800.966.2141. This form also can be obtained from the SEC at www.sec.gov.

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CONTACTS:

Toreador Resources
Douglas W. Weir, SVP and CFO
Crystal C. Bell, Director, Investor Relations
214-559-3933 or 800-966-2141